Exhibit 10.31

Dated 3 December 2002

(1) TRANSCEPTGATE LIMITED

- and -

(2) LOOKSMART, LTD

- and -

(3) LOOKSMART (BARBADOS), INC

- and -

(4) BT LOOKSMART, LTD

- and -

(5) BRITISH TELECOMMUNICATIONS PLC

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is made on 3 December 2002

BETWEEN:

(1)	TRANSCEPTGATE LIMITED, whose registered office is at 10-12 Prospect Hill, Douglas, Isle of Man (“BTH”);

(2)	LOOKSMART, LTD, with its principal place of business at 625 Second Street, San Francisco, CA 94107, USA (“LOOK”);

(3)	LOOKSMART (BARBADOS), INC, with its principal place of business at KPMG Corporate Services, Suite 201, Building #1, Culloden Road, St. Michael, Barbados (“LOOK BARBADOS”);

(4)	BT LOOKSMART, LTD, a Bermuda exempted company, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda (“BT LOOKSMART”); and

(5)	BRITISH TELECOMMUNICATIONS plc, whose registered office is at 81 Newgate Street, London EC1A 7AJ (“BT”).

WHEREAS

(A)	The parties entered into a joint venture agreement dated February 15, 2000 (the “JVA”) as amended by an amendment agreement to the JVA between the parties dated 7 December 2001 and a further amendment agreement to the JVA between the parties dated 3 December 2002 (the “Amendments to JVA”) (and for the purposes of this Agreement the “ JVA” shall be construed as being a reference to the JVA as amended by the Amendments to JVA).

(B)	Pursuant to the JVA each of BT and LOOK licensed and/or assigned certain Intellectual Property Rights to BT LOOKSMART.

(C)	BT LOOKSMART has wholly-owned subsidiary companies registered in Australia, Bermuda and England. The BT LOOKSMART group of companies also contains companies registered in Japan, Spain, Sweden and Italy as well as branch offices in Korea and Switzerland.

(D)	BTH and LOOK have entered into a new facility agreement dated 7 December 2001 (the “New Facility Agreement”) pursuant to which BTH made available facilities to LOOK to refinance monies outstanding from LOOK under a previous facility agreement (which has terminated) to enable LOOK to meet its continuing obligations under the JVA to meet the funding requests made by BT LOOKSMART under the JVA.

(E)	Pursuant to the New Facility Agreement, at the date of this Agreement $1,500,000 remains deposited in an escrow account the operation of which is governed by the New Facility Agreement and the New Escrow Agreement (as defined below).

(F)	Pursuant to the New Facility Agreement, LOOK BARBADOS charged the LOOK Shares to BTH under a share charge agreement dated 7 December 2001 (the “New Share Charge Agreement”).

(G)	The parties now wish to terminate the JVA, the New Facility Agreement and any ancillary agreements including without limitation, the New Share Charge Agreement and the New Escrow Agreement to them and regulate their affairs as set out in this Agreement which is to be executed as a deed.

In consideration of the mutual promises provided for herein and payment of the sum of £1 to BT LOOKSMART by each of other parties (receipt of which is hereby confirmed), being valuable consideration, IT IS AGREED as follows:

1. INTERPRETATION

Definitions and Interpretation

1.1	In this Agreement the following terms shall (unless the context requires otherwise) have the following respective meanings:

Term	Definition

“Ancillary Agreements”	means the agreements and arrangements to be entered into by all or some of the parties as contemplated in and/or provided for in this Agreement;

“Business Day”	means any weekday on which banks are open for business in London, UK;

“BT Group”

means all companies which are controlled by BT, either directly or indirectly, through one or more companies, control being

defined as the holding of 50 per cent or more of the equity share capital or of the voting rights of the controlled company (other than BT LOOKSMART or its subsidiaries);

“BT LOOKSMART Business”

means the business of exploiting revenue and profit

opportunities available from portal web sites and supply of

component parts of those portal web sites, with regional or

country-specific appellations;

“BT Trade Mark License Agreement”	means the trade mark license agreement entered into between BT and BT LOOKSMART on 15 February 2000;

“company”	includes any body corporate, wherever incorporated;

“Completion”	means completion of the matters set out in Clause 3.1;

“Databases”	has the same meaning attributed to it as in the IP Assignment;

“Deed of Release”	means a mutual deed of release in the form as set out in Schedule 1 pursuant to which:

(i) LOOK and/or LOOK BARBADOS (as appropriate) unconditionally and irrevocably releases BTH from all its obligations; and

(ii) BTH unconditionally and irrevocably releases LOOK and/or LOOK BARBADOS (as appropriate) from all its or their (as appropriate) obligations, contained in the New Facility Agreement, the Escrow Agreement and the Share Charge Agreement;

“Intellectual Property Rights”

means registered designs, copyright of any kind, database rights, rights (contractual or otherwise) to prevent disclosure or use of confidential information, and any other similar form of intellectual property or proprietary rights, statutory or otherwise, whether registerable or not and shall include applications for any of them;

“IP Assignment”	means an assignment of Intellectual Property Rights and domain names in the form as set out in Schedule 2;

“LIBOR”

means: (i) the offered rate (if any) for deposits in US Dollars appearing on Telerate page 3750 (or such other page or pages as may replace such page) which displays the British Bankers Association Interest Settlement Rates for a 3 month period; or (ii) if BTH is unable to access the Telerate Screen or if the relevant rate does not appear on page 3750 of the Telerate Screen, the rate quoted by Barclays Bank plc to leading banks in the London interbank market, in each case as of 11.00 a.m. (London time) on the Business Day after the date of Completion;

“LOOK Databases”	means web directory databases, created and owned by LOOK, of web sites for countries and/or languages not in the Territory;

“LOOK Group”

means all companies which control or are controlled by LOOK, either directly or indirectly, through one or more companies, control being defined as the holding of 50 percent or more of the equity share capital or of the voting rights of the controlled company;

“LOOK Licensing Agreement”

means the know-how technology and database license agreement dated 15 February 2000 pursuant to which LOOK granted BT LOOKSMART exclusive rights to the LOOK Databases and LOOK BARBADOS granted BT LOOKSMART exclusive rights to the Territory Databases as varied by implication by an assignment of rights to the Territory Databases between LOOK BARBADOS and BT LOOKSMART dated 7 December 2001;

“LOOK Shares”	means Shares with nominal value of US$0.01 each of BT LOOKSMART, held from time to time by LOOK BARBADOS or other members of the LOOK Group;

“LOOK Trade Mark License Agreement”	means the trade mark license agreement entered into between LOOK and BT LOOKSMART dated 15 February 2000;

“New Escrow Agreement”	means the escrow agreement entered into between BTH, LOOK, LOOK BARBADOS and City National Bank dated 7 December 2001;

“parties”	means LOOK, LOOK BARBADOS, BTH, BT and BT LOOKSMART, and party shall be construed accordingly;

“Registration Rights Agreement”	means the registration rights agreement whereby LOOK is to grant certain registration rights with respect to the LOOKSMART Shares in the form as set out in Schedule 6;

“Shares”	means shares in BT LOOKSMART with voting rights;

“subsidiary”	shall be construed in accordance with sections 736 and 736A of the UK Companies Act 1985 (as amended);

“Territory Databases”	means web directory databases created by LOOK or LOOK BARBADOS for the Territory and owned by BT LOOKSMART; and

“Territory”	means the countries comprising (i) all of Europe and (ii) Asia Pacific but excluding Australia and China but including Hong Kong and Taiwan, as identified in Schedule 7 to the JVA.

1.2	Clauses and Schedules

Except where the context requires otherwise, references to Clauses and Schedules are to Clauses of or Schedules to this Agreement.

1.3	Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement or the Schedules.

1.4	In this Agreement, words and terms shall be read and construed in accordance with trade, custom and usage in the Internet and e-commerce business in the United Kingdom.

2.	REPRESENTATIONS AND WARRANTIES ON SIGNATURE

LOOK, LOOK BARBADOS, BT LOOKSMART, BTH and BT each warrant and represent to each other that:

(a)	it has obtained all necessary corporate authorisations to enter into this Agreement and the Ancillary Agreements; and

(b)	nothing in its Memorandum and Articles of Association, Bye-laws or internal regulations or relevant local laws prevents the full performance of its obligations under this Agreement and the Ancillary Agreements.

3.	TERMINATION OF JOINT VENTURE

3.1	Completion of this Agreement shall take place on 3 December 2002 or such later date as BTH and LOOK BARBADOS shall agree but in any event no later than 3 December 2002, when the events set out below shall take place:

3.1.1	BTH shall deliver the Deed of Release to LOOK executed by BTH;

3.1.2	LOOK BARBADOS and LOOK shall deliver the Deed of Release to BT executed by LOOK BARBADOS and LOOK;

3.1.3	there shall fax a copy of an instruction to LOOK’s transfer agent irrevocably instructing it to allot and issue to BTH (or any other company in the BT Group as BT shall nominate) 1,000,000 common shares in LOOK, par value $0.001 per share, with equal voting, dividend and all other rights as the other issued common stock in LOOK (the “LOOKSMART Shares”). The LOOKSMART Shares shall be allotted and issued as soon as is practicable, in any event no later than 9 December 2002;

3.1.4	LOOK shall deliver the Registration Rights Agreement to BTH executed by LOOK;

3.1.5	BT shall deliver the Registration Rights Agreement to LOOK executed by BTH;

3.1.6	LOOK shall as payment to BTH (and as hereby requested by BTH) pay by telegraphic transfer US$3,500,000 to the following BT bank account:

Account	name:
Account	number:

Bank:

SWIFT	Code:

3.1.7	LOOK shall deliver to BTH a signed instruction to the Escrow Agent (as defined in the Escrow Agreement) in the form as set out in Schedule 4;

3.1.8	BTH shall deliver to LOOK a copy of a signed instruction to the Escrow Agent (as defined in the Escrow Agreement) in the form as set out in Schedule 4;

3.1.9	BT LOOKSMART shall be obliged to deliver, by 11 December 2002, a certified copy of a unanimous written resolution of, or the minutes of a meeting of, its board of directors (the “Board”) at which the Board undertook to ensure that none of the actions detailed in Schedule 5 would be taken by BT LOOKSMART (or its subsidiaries) without the prior consent of the Board;

3.1.10	BT LOOKSMART shall deliver to LOOK BARBADOS the IP Assignment executed by BT LOOKSMART; and

3.1.11	LOOK BARBADOS shall deliver the IP Assignment to BT LOOKSMART executed by LOOK BARBADOS.

3.2	The parties agree that any exclusivity provisions relating to BT, BTH, LOOK and/or LOOK BARBADOS contained in the JVA or the LOOK Licensing Agreement shall cease to have effect following 20 December 2002. BT LOOKSMART hereby grants to each of BT and BTH a non-exclusive fully-paid, royalty-free right and license to use, sublicense and otherwise exploit the Databases without any restriction on such use whatsoever until 11.59pm (London time) on the date that the assignment contemplated in clause 3.1 of the IP Assignment occurs. BT LOOKSMART shall deliver, or shall procure the delivery of. a copy (in a form satisfactory to BT) of the Databases to each of BTH and BT as soon as reasonably practicable following execution of this Agreement, in any event no later than 31 December 2002. BTH hereby releases, discharges and waives any and all rights it may have under the assignment of intellectual property rights entered into between LOOK BARBADOS and BT LOOKSMART on 7 December 2001.

3.3	No party shall be obliged to complete any of the transactions or do any of the things referred to in sub-Clauses 3.1.1 to 3.1.11 unless all other transactions and things referred to in those sub-Clauses are completed in accordance with Clause 3.1.

3.4	In the event that the Completion has not occurred by 3 December 2002, this Agreement shall terminate and the parties will have no further obligations hereunder, but this shall not affect or extinguish any rights accrued hereunder prior to such date.

3.5	The parties agree that upon Completion:

3.5.1	each of BTH and LOOK BARBADOS agree to fund BT LOOKSMART on an equal basis so as to meet its obligations up to and relating to the closure of the BT LOOKSMART Business (including the conduct of the BT LOOKSMART Business during the period from the date of this Agreement to the date that the Certificate of Closure is given or deemed to be given) and the parties agree that all other obligations to fund BT LOOKSMART contained in the JVA (or any document ancillary to the JVA) are hereby terminated, released and discharged and all rights in relation to any such further funding requirements are waived and released in full;

3.5.2	BTH agrees with LOOK BARBADOS to instruct, the board of directors of BT LOOKSMART to close the operational business of BT LOOKSMART and agrees to assist as reasonably necessary with the winding-down of the UK business of BT LOOKSMART;

3.5.3	LOOK BARBADOS agrees with BTH to instruct the board of directors of BT LOOKSMART to close the operational business of BT LOOKSMART and agrees to assist as reasonably necessary with the winding-down of the Japanese business of BT LOOKSMART;

3.5.4	in the event that, as part of the winding down of the BT LOOKSMART Business, it is considered appropriate by the Board to sell some or all of the assets of BT LOOKSMART, the Board is authorised by the parties to agree to negotiate and determine the terms of any such sale(s). LOOK agrees to inform BT by 20 December 2002 whether it is interested in acquiring any of the assets of the BT LOOKSMART Business. Any such proposed acquisition shall be discussed in good faith and be subject to the prior written agreement of the parties to this Agreement;

3.5.5	the Board may seek professional advice on any matter relating to the arrangements contemplated by this Agreement on behalf of BT LOOKSMART which it may consider reasonably necessary or advisable and the costs of such advice shall be borne by BT LOOKSMART or, if BT LOOKSMART is unable to pay such costs, by BT and LOOK in equal proportions;

3.5.6	upon the completion of the winding down of the BT LOOKSMART Business, the Board shall notify each of the parties of such winding down by way of delivery of a certificate substantially in the form as set out in Schedule 3 and executed by a BTH member of the Board and a LOOK BARBADOS member of the Board (a “Certificate of Closure”); and

3.5.7	in the event that a Certificate of Closure has not been delivered by 30 June 2003:

(a)	either BTH or LOOK BARBADOS may notify the other that it requires that BT LOOKSMART and its remaining subsidiaries be wound up voluntarily (or any analogous procedure which has a similar effect) (the “Proceedings”) and the other shall be obliged to take all steps necessary in order to give effect to such voluntary winding up;

(b)	each of BTH and LOOK BARBADOS hereby undertakes to continue to make available sufficient funds to BT LOOKSMART throughout the Proceedings, on an equal basis, as is necessary to maintain its solvency, and immediately prior to the institution of the Proceedings, a Certificate of Closure shall be deemed to have been executed and delivered to the parties; and

3.5.8	following the execution (or deemed execution) of a Certificate of Closure, the parties shall take, and shall procure that the Board shall take, all actions reasonably necessary to institute and prosecute in a diligent manner the Proceedings and each of LOOK BARBADOS and BTH undertake to make available sufficient funds to BT LOOKSMART, on an equal basis, as is reasonably necessary to take such actions.

3.6	Immediately upon the execution (or deemed execution under Clause 3.5.8) of the Certificate of Closure, the following provisions shall automatically take effect:

3.6.1	the JVA shall terminate;

3.6.2	the BT Trade Mark License Agreement shall terminate;

3.6.3	the LOOK Trade Mark License Agreement shall terminate;

3.6.4	the LOOK Licensing Agreement shall terminate;

3.6.5	the assignment contemplated by the IP Assignment shall take effect; and

3.6.6	the provisions of Clause 3.12 shall take effect in accordance with its terms,

and each of the parties hereby acknowledges that notwithstanding the termination of the JVA, the LOOK Licensing Agreement, the BT Trade Mark License Agreement, the LOOK Trade Mark License Agreement (collectively the “JV Agreements”), certain terms of the JV Agreements shall continue to have effect but only as expressly provided for in such JV Agreements and in accordance with the terms of the respective JV Agreements (such terms being the “Continuing Obligations”).

3.7	Subject to the execution or deemed execution of the Certificate of Closure (in accordance with Clause 3.5.7 or 3.5.8) and other than in relation to the Continuing Obligations, each of the parties (on behalf of itself and its directors, officers, subsidiaries, affiliates, employees, agents, attorneys, issues and assigns) hereby unconditionally and irrevocably releases and discharges all other parties and their respective directors, officers, shareholders, affiliates, subsidiaries, predecessors, successors, employees, agents and attorneys from any and all claims, demands, damages, losses, costs, actions and causes of action of whatever kind or character (including, without limitation, claims for damages, expenses, attorney’s fees and court costs), whether known or unknown, suspended or unsuspended, which any such party owns or holds or has at any time previously owned or held prior to the date of this Agreement arising under or in connection with any of the JV Agreements.

3.8	Should LOOK be late in making any payment due under this Agreement, BTH shall be entitled (without prejudice to any other rights or remedies available to BTH or BT) to charge LOOK interest on any such late payment at the rate of LIBOR plus 5%.

3.9	At any time following the date which is 6 months from the date of Completion, BT may request LOOK to prepare and file a registration statement pursuant to the Registration Rights Agreement.

3.10	BT LOOKSMART undertakes to the other parties that it shall not (and shall ensure that is subsidiaries shall not) take any action detailed in Schedule 5 without the prior approval of the Board.

3.11	BTH and LOOK BARBADOS each undertakes not to sell or otherwise transfer any Shares without the prior written consent of the other.

3.12	LOOK BARBADOS, effective immediately following the assignment contemplated in clause 3.1 of the IP Assignment, grants to each of BT and BTH a non-exclusive, perpetual, irrevocable, transferable, fully-paid, royalty-free right and license to use, sublicense and otherwise exploit the Databases. In addition, each of BT and BTH acknowledges and agrees to notify the LOOK BARBADOS in writing of any successor-in-interest to any of the Databases and to contractually obligate any successors-in-interest to any of the Databases to recognise and comply with the terms of the license of the Databases granted to BT and BTH in this Clause 3.12. Neither BT nor BTH shall be obliged to enforce such terms or obligations against any successor-in-interest.

4.	CONFIDENTIALITY

4.1	Each party undertakes with the other that it shall use (and shall procure that each member of its Group uses) all reasonable endeavours to keep confidential any information which relates to the contents of this Agreement or any Ancillary Agreement (or any related agreement or arrangement entered into prior to or pursuant to this Agreement). No party shall disclose to any third party any such information (collectively, “Confidential Information”) without the consent of the other parties. In performing its obligations under this Clause 4, each party shall apply such confidentiality standards and procedures as it applies generally in relation to its own confidential information.

4.2	The obligation of confidentiality under Clause 4.1 shall not apply to information which is or becomes within the public domain (otherwise than as a result of a breach of this Clause 4) or any announcement or disclosure made in accordance with the terms of Clause 10.

4.3	The provisions of this Clause 4 shall survive any termination or following performance of this Agreement.

5.	FURTHER ASSURANCE

5.1	The parties shall cooperate with each other to ensure that all actions, filings and provisions of information necessary or desirable for the winding-up of BT LOOKSMART and each of its subsidiaries as contemplated by this Agreement are properly, accurately and promptly made.

5.2	In relation to Clauses 3.2 and 3.12, each of BT LOOKSMART and LOOK BARBADOS covenants that upon request from BT or BTH, the requested party shall promptly execute all documents and do all acts which BT or BTH (as appropriate) shall reasonably require to perfect, further evidence and register (if necessary) the rights transferred or licensed to such party hereunder in any part of the world. Such requesting party shall reimburse the other party’s reasonable direct costs incurred in complying with any such request.

6.	SHAREHOLDER ASSURANCES

Each shareholder in BT LOOKSMART undertakes with the other that (so far as it is legally able) it will exercise all voting rights and powers, direct and indirect, available to it in relation to BT LOOKSMART (and its subsidiaries) so as to ensure the complete and punctual fulfilment, observance and performance of the provisions of this Agreement (and the other agreements referred to in this Agreement) and generally that full effect is given to the principles set out in this Agreement.

7.	WAIVER OF RIGHTS

No waiver by a party of a failure by any other party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

8.	AMENDMENTS

This Agreement may be amended only in writing by an instrument signed by duly authorised representatives of each party.

9.	INVALIDITY

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms or a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

10.	ANNOUNCEMENTS

10.1	No public announcement or press release on the signature or subject matter of this Agreement shall (subject to Clause 10.2 and 10.3) be made or issued by or on behalf of any party or any member of its Group without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed), provided that BT, BT LOOKSMART and LOOK may agree (such agreement not to be unreasonably withheld or delayed) and, following such agreement, make announcements without the agreement or approval of the other parties.

10.2	No party shall discuss any provision of this Agreement or any other agreement referred to herein with any competition or regulatory body without obtaining the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed (provided always that this shall not have the effect of preventing the party complying with its legal or regulatory obligations and provided the relevant party shall if appropriate use reasonable endeavours to obtain the agreement of any such competition or regulatory body to keep such discussions in confidence).

10.3	If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental or regulatory authority, the relevant party shall give the other parties every reasonable opportunity to comment on any such announcement or release before it is made or issued and the approval of that other parties shall be required to any specific reference therein to that party, its affairs or to BT LOOKSMART (provided always that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and stock exchange obligations).

11.	COSTS

Each of the parties shall pay its own costs, charges and expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated by it.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. Notwithstanding the foregoing, this Agreement does not supersede any of the continuing provisions referred to in Clause 3.6 above. It is agreed that:

(a)	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other parties which is not expressly set out or referred to in this Agreement;

(b)	a party may claim in contract for breach of warranty under this Agreement but otherwise, subject to Clause 12(c), shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by the other parties; and

(c)	this Clause shall not exclude any liability for fraudulent misrepresentation.

13.	THIRD PARTY RIGHTS

Except for Clause 3.7, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any Clause of this

Agreement, unless otherwise expressly stated or contemplated in the relevant Clause or provision thereof.

14.	NOTICES

The provisions of clause 35 of the JVA concerning Notices shall mutatis mutandis apply to this Agreement subject to the relevant addresses for each of the parties being as set out in this Agreement.

15.	COUNTERPARTS

This Agreement may be executed in one or more counterparts each signed by one of the parties and such counterparts shall together constitute one agreement.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England. The Courts of England shall have non-exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.

AS WITNESS this Agreement has been executed and delivered by the duly authorised representatives of the parties the day and year first before written.

SIGNED and delivered as a DEED, for and on behalf of TRANSCEPTGATE LIMITED	) ) ) )	/s/ Gary Crease Name: Gary Crease Director /s/ Dave Picken Name: Dave Picken Director/Secretary

SIGNED and delivered as a DEED for and on behalf of LOOKSMART, LTD,	) ) )	/s/ Jason Kellerman Name: Jason Kellerman Authorised signatory

SIGNED and delivered as a DEED for and on behalf of LOOKSMART (BARBADOS), INC	) ) )	/s/ Martin Roberts Name: Martin Roberts Director

SIGNED for and on behalf of BT LOOKSMART LTD	) ) )	/s/ Peter Spours Name: Peter Spours Director

The Common Seal of BRITISH TELECOMMUNICATIONS plc affixed to this DEED is authenticated by:	) ) )	/s/ S.J. Prior Authorised Signatory